EMPLOYMENT AGREEMENT

         THIS EMPLOYMENT AGREEMENT (the "Agreement") is made and entered into this 25th day of November, 1996, and is effective as of its execution (the
"effective date") between POCOTOPAUG INVESTMENT, INC., a Florida for profit corporation (the "Company"), and JOHN S. McAVOY (the "Employee").

         WHEREAS, the Company is a Florida for profit corporation; and

         WHEREAS, the Company was formed in August, 1995, by John S. McAvoy and Danny L. Wey for the purpose of raising money for the development of a bottled water and water treatment company; and

         WHEREAS, it was and is the intent of the Company to obtain a corporate shell and take the project to the public market for the trading of its common stock; and

         WHEREAS, John S. McAvoy and Danny L. Wey agreed, as equal partners in Pocotopaug Investment, Inc., both before and after the formation of the Company, that (i) the development of the Bottled water and water treatment publicly trading company would be a five year project and (ii) that the rewards to them would be realized from the long term appreciation of their common shares in the public company; and

         WHEREAS, representations regarding the long term commitment of John S. McAvoy and Danny L. Wey were made to potential investors as inducements to the investors to participate in the project; and

         WHEREAS, it was the Company's and the Employee's intent that its operations start in Pinellas County, Florida, and, thereafter, spread throughout the State of Florida, the Southeast United States, and South and Central America, including, but not limited, to Costa Rica; and

         WHEREAS, John S. McAvoy has developed information and business contacts for the development of the Company's project; and

         WHEREAS, a reverse merger of Pocotopaug Investment, Inc., into a Colorado corporate shell, known as Aqua Clara Bottling & Distribution, Inc., is imminent; and

         WHEREAS, the solicitation of subscription agreements from the Company's investors and the filing of Section 504 documents with the resulting issuance of publicly trading shares is to take place in the near future; and

         WHEREAS, John S. McAvoy is desirous of being employed by the Company, Pocotopaug Investment, Inc. ("PII") and its successor,
Aqua Clara Bottling & Distribution, Inc.; and

         WHEREAS, the Company has agreed to hire John S. McAvoy upon certain terms and conditions, one of which is the execution of the Agreement by Employee; and

         WHEREAS, John S. McAvoy is the Company's President and one of its Directors; and




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         WHEREAS,  it is the  intent  of  the  Company  that  all  officers  and management employees will execute an employment agreement as a condition of their employment.

         NOW, THEREFORE, in consideration of the mutual agreements herein made, the Company and Employment do hereby agree as follows:

         1. Employment. The Company hereby employs the Employee as President of Pocotopaug Investment, Inc., and its successor, Aqua
Clara Bottling & Distribution, Inc., and Employee hereby accepts said employment, upon the terms and conditions hereinafter set forth.

         2. Authority and Power During Employment Period. The duties of Employee shall be those of the President and shall be subject to the discretion and direction of the Company's officers and directors. Employee shall devote full attention to and render exclusive full time services to the Company and shall be employed solely by the Company according to the terms of this Agreement.

         3. Term. The term of the employment hereunder will commence upon execution of this Agreement and shall continue for five (5) years, unless i) the parties mutually agree in writing to alter or amend the terms of the Agreement, or ii) one or goth of the Paries exercise their rights, pursuant to Paragraph ten (10) herein, to terminate this Agreement.

         4.       Compensation.
                  a. Salary. For all services rendered by Employee, pursuant to the terms of this Agreement, and in consideration of the execution of this Agreement by Employee, the Company shall pay Employee an initial starting salary equal to that received by Danny L. Wey and, thereafter, as may be determined from time to time by the Board of Directors to reasonably reflect employee's then current value and contributions to the Company.

         5. Benefits. Employee shall be entitled to participate in the Company's benefit programs maintained by the Company for the benefit of employees, in general, in accordance with and pursuant to the terms of all such plans. Employee shall also be entitled to receive any other benefits as may, from time to time, be awarded to him by the Board of Directors.

         6. Expenses. The Company shall reimburse Employee for all authorized and reasonable expenses incurred by Employee during his employment by the Company. Employee shall be reimbursed expenses a reasonable time after submitting an expense report in the form provided by and in compliance with the Company's policies.

         7.       Covenant Not to Compete and Non-Disclosure of
Information.
                  a. Covenant Not to Compete. Employee acknowledges and recognizes the highly competitive nature of Company's business, and that the goodwill, continued patronage, information and business contacts, including clients, constitute a substantial asset of the Company having been acquired through considerable time, money and effort. Accordingly, in consideration of the execution of this Agreement, Employee agrees to the following:




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         i. During the Restrictive Period (as hereinafter  defined),  within the
Restricted Area (as hereinafter defined), Employee will not individually,  or in
conjunction  with  others,   directly  or  indirectly  engage  in  any  business
activities, whether as an officer, director, proprietor, employer, partner, independent contractor, investor (other than as a holder of less than five percent (5%) of the outstanding capital stock of the corporation), consultant, advisor, agent or otherwise, which conflict with the Company's business or Employee's duties.

         ii. During the Restrictive Period and within the Restricted Area, Employee will not directly or indirectly compete with the Company by soliciting, inducing or influencing any individuals having business or prospective relationships with the Company to discontinue or reduce the extent of such relationship with the Company, or to support any business ventures by Employee in violation of this Agreement.

         iii. During the Restrictive Period and within the Restrictive Area, Employee will not (a) directly or indirectly recruit, solicit or otherwise influence any employee or agent of the Company to discontinue such employment or agency relationship with the Company, or (b) employ or seek to employ, or cause, assist, or permit any business which competes directly or indirectly with the Company to employ or seek to employ, any agent or employee of the Company.

         iv. During the Restrictive period, Employee will not interfere with or disrupt or attempt to disrupt any past, present or prospective relationship, contractual or otherwise, between the Company and any customer, employee or agent of the Company.

         v. This covenant is a restrictive covenant and Employee has knowingly and willingly granted this to the Company and that, further, the entire Employment Agreement is contingent upon said covenant.

                  b. Non-Disclosure of Information. Employee acknowledges that the Company's trade secrets, private or secret processes, methods and ideas, as they exist from time to time, customer lists and information concerning the Company's products, services, training methods, development, technical information, marketing activities and procedures, credit and financial data concerning the Company, access to and knowledge of the industry in which the Company's business is and will be conducted, Employee agrees that all Proprietary Information heretofore or in the future obtained by the Employee as a result of the Employee's association with the Company shall be considered confidential.

         In recognition of this fact, Employee agrees that Employee will never use or disclose any of such Proprietary Information for the Employee's own purposes or for the benefit of any person or other entity or organization (except the Company) under any circumstances, unless the Employee is compelled by court order to disclose such Proprietary Information, or unless Employee obtains prior written permission from the Company to disclose such Proprietary Information.
                  c. Documents. "Documents" shall mean all original written, recorded or graphic matters whatsoever, and any and all



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copies thereof,  including, but not limited to: paper; books; records;  tangible things; correspondence;  communications; telex messages; memoranda; work-papers;
reports;  affidavits;   statements;  summaries;  analysis;  evaluations;  client
records and  information;  agreements;  agendas;  advertisements;  instructions;
charges;  manuals;  brochures;   publications;   directories;   industry  lists;
schedules; price lists; client lists; statistical records; training manuals; books of accounts; records and invoices reflecting business operations; E-mail; computer printouts; computer disks; and all things similar to any of the foregoing however denominated.

                  d. Restrictive Period. "Restrictive Period" shall be deemed to be during the Term of this Agreement and any extension thereof, and for a period of twenty-four (24) months following termination of this Agreement, regardless of the reason(s) for termination.

                  e. Restricted Area. "Restricted Area" shall be deemed to mean within the State of Florida, Costa Rica, or any other geographical locale that the Company is doing business in or has plans to do business in, including Central America, the Caribbean, and the Southeast United States.

         It is understood by and between the Company and Employee that the foregoing covenants in Paragraphs 7a. and 7b. are essential elements of this Agreement, and that but for the agreement by employee to comply with such covenants the Company would not have agreed to enter into this Agreement. Such covenants by Employee shall be construed to be agreements independent of any other provisions of this Agreement, and shall survive the termination of this Agreement and Employees employment with the Company for a period of twenty-four
(24) months after the termination of Employee's employment or five (5) years from the execution of this Agreement, whichever is longer. The existence of any other claim or cause of action, whether predicated on any other provision of this Agreement, or otherwise, as a result of the relationship between the Parties, shall not constitute a defense to the enforcement of such covenants against Employee.

                  f.      Remedies.
                  i. Employee acknowledges and agrees that the Company's remedy at law for a breach or threatened breach of any of the provisions of Paragraphs 7a. and 7b. herein would be inadequate and the breach shall be deemed as causing irreparable harm to the Company. In recognition of this fact, in the event of a breach by Employee of any of the provisions of Paragraphs 7a. and 7b., Employee agrees that, in addition to any remedy at law available to the Company, including, but not limited to, monetary damages, all rights of Employee to payment or otherwise under this Agreement and all amounts then or thereafter due Employee from the Company under this Agreement may be terminated and the Company, without posting any bond, shall be entitled to obtain and Employee agrees not to oppose the Company's request for equitable relief in the form of specific performance, temporary restraining order, temporary or permanent injunction, or any other equitable remedy which may be then available to the Company.

                  ii. Employee acknowledges that the granting of a temporary injunction, temporary restraining order or permanent



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injunction,  merely prohibiting the use of Proprietary Information would not get an adequate remedy upon breach or threatened breach of Paragraphs 7a. and 7b. and consequently agrees, upon proof of any such breach, to the granting of injunction relief prohibiting any form of competition with the Company. Nothing herein contained shall be construed as prohibiting the Company from pursuing any other remedies available to it for such breach or threatened breach.

                  g.      Attorney's Fees.          Employee agrees that in the
event the Company is required to engage an attorney to enforce the terms of the covenants in Paragraphs 7a. and 7b. of this Agreement, Employee shall pay all costs and expenses, whether or not a suit or complaint is filed in any court of competent jurisdiction, including a reasonable attorney's fee for the Company's attorney.

         8.       Working Conditions.             Employee shall have a private
office and support staff, including stenographic help and other facilities and services as are suitable and appropriate for the performance of his duties. Employee shall keep normal business hours and conduct business at the Company's offices.

         9. Outside Business Interests. Employee acknowledges that he has an active legal practice which he has been divesting himself of for the past twelve months and which, if continued, would be in violation of Paragraph 2. As a condition of his employment, Employee agrees to fully divest himself of his legal practice, known as "The Law Office of John S. McAvoy", within six (6) months of the company's shares being offered to the general public pursuant to its Section 504 and Form "D" filing. In the interim, Employee agrees to fully disclose to the Company and to respond to all reasonable inquiries by the Company with regard to the status of his divestment in "The Law Office of John
S. McAvoy". The Company acknowledges and agrees that with certain active cases, divestment will require a court order approving withdrawal of Employee as attorney of record. If for any reason the Court will not grant Employee's motion to withdraw, then the Employee, being forced to continue representation, will seek assistance of associate counsel to handle much, if not all, of the work involved on such cases. Upon execution of this Agreement, Employee agrees not to solicit or accept any additional legal work. It being the stated intent of the Parties that Employee not be actively participating as a lawyer in any cases six
(6) months after the execution of this Agreement, and, in the interim, to take all reasonable and necessary efforts to minimize his time spent on his legal practice so that his full attention can be devoted to the Company's business.

         10.      Termination.
                  a. Termination Without Cause. the Company and the Employee may terminate this Agreement without cause upon giving sixty (60) days prior written notice. During such sixty (60) day period, Employee shall continue to perform his duties pursuant to this Agreement, and the Company shall continue to compensate
Employee in accordance with this Agreement.

         11.      Termination
                  b.      Mutual Agreement.       The Company and Employee may
terminate this Agreement by mutual agreement.



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                  c.      Immediate Termination.     This
Agreement may be terminated immediately by the Company upon the occurrence of any of the following events:

                  i.       Any material violation of this Agreement; or
                  ii.      The death of Employee; or
                  iii.     The disability or incapacity of Employee; or
                  iv. The willful engagement and misconduct that is materially injurious to the Company, monetarily or otherwise; or
                  v. Employee's commission of any act or acts constituting a felony under the laws of the United States or any State thereof.

                  d.       Termination After Failure to Cure Breach.     If the
Employee commits a material breach of any provision of this Agreement, the Company may terminate the Agreement at any time, if after providing written notice to Employee of the alleged breach or failure, the breach or failure remains uncured for a period of ten (10) days after receipt of such notice.

         11. Notices. Any notice required or permitted to be given under the terms of this Agreement shall be sufficient if in writing and if sent postage prepaid by registered or certified mail, return receipt requested; by overnight delivery; by courier; or by confirmed telecopy, in the case of the Employee to the Employee's last place of business or residence as shown on the records of the Company, or in the case of the Company to its principal office, or such other place as the Company may designate.

         12.      Miscellaneous.
                  a.       Further Assurances.    At any time, and from time to
time, each Party will execute such additional instruments and take such action as may be reasonably requested by the other Party to confirm or perfect title to any property transferred hereunder or otherwise to carry out the intent and purposes of this Agreement.

                  b.       Costs and Expenses.   Each Party hereto agrees to pay
its own costs and expenses incurred in negotiating this Agreement and consummating the transactions described herein.

                  c.       Time.            Time is of the essence.

                  d.       Entire Agreement.     This Agreement constitutes the
entire Agreement between the Parties hereto with respect to the subject matter hereof.  It supersedes all prior negotiations, letters and understandings relating to the subject matter hereof.
                  e.       Amendment.     This Agreement may not be amended,
supplemented or modified in whole or in part except by an instrument in writing signed by the Party or Parties against whom enforcement of any such amendment, supplement of modification is sought.

                  f.       Choice of Law.    This Agreement will be interpreted,
construed and enforced in accordance with the laws of the State of Florida.

                  g.       Headings.     The section and subsection headings in
this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement.



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                  h.       Pronouns.     All pronouns and any variation thereof
shall be deemed to refer to the masculine, feminine, neuter, singular, or plural as the context may require.

                  i.       Construction.                This Agreement shall be
construed neither against nor in favor of either of the Parties hereto, but rather in accordance with the fair meaning thereof.

                  j.       Effect of Waiver.    The failure of any Party at any
time or times to require performance of any provision of this Agreement will in no manner affect the right to enforce the same. The waiver by any Party of any breach of any provision of this Agreement will not be construed to be a waiver by ant such Party of any succeeding breach of that provision or a waiver by such Party of any breach of any other provision.

                  k. Severability The invalidity, illegality or unenforceability of any provision or provisions of this Agreement will not affect any other provision of this Agreement, which will remain in full force and effect, nor will the invalidity, illegality or unenforeceability of a portion of any provision of this Agreement affect the balance of such provision. In the event that any one or more of the provisions contained in this Agreement or any portion thereof shall for any reason be held to be invalid, illegal or unenforceable provision had never been contained herein. If any court determines that any provision of Paragraph eight (8) hereof is unenforceable because of the duration or scope of such provision, such court shall have power to reduce the scope or duration of such provision, as the case may be, and, in its reduced form, such provision shall then be enforceable.

                  l.       Binding Nature.     This Agreement will be binding
upon and will inure to the benefit of any successors of the Company.

                  m.       Counterparts.   This Agreement may be executed in
one or more counterparts, each of which will be deemed an original and all of which together will constitute one and the same instrument.

         Employee acknowledges that he has read all of the terms of this Agreement, fully understands them, has made a voluntary decision to execute this Agreement and agrees to abide by its terms and conditions.




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         IN WITNESS WHEREOF,  the Parties have executed this Agreement as of the date first written in Pinellas County, Florida.

WITNESSES:                                   Pocotopaug Investment, Inc.
                              a Florida corporation




Print:                                       By:  John S. McAvoy
                                             Its: President


                                                      (Corporate Seal)




Print:                                       John S. McAvoy
                                   "EMPLOYEE"




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